EXHIBIT 99.1

For further Information:

At the Company: Ron Santarosa 805-322-9333	At PondelWilkinson: Angie Yang 310-279-5980	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

For Immediate Release

FIRST CALIFORNIA RETURNS TO PROFITABILITY IN THE 2009 SECOND QUARTER

WESTLAKE VILLAGE Calif., July 27, 2009 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today reported net income of $217,000 for the three months ended June 30, 2009, following a net loss in the immediately preceding first quarter primarily due to a significant build up of its allowance for loan losses.

“In addition to returning to profitable operations in the 2009 second quarter, we had a number of other important achievements that strengthen our prospects as a leading bank of choice in Southern California,” said C. G. Kum, President and Chief Executive Officer. “The integration of 1st Centennial Bank into First California’s operational platform was successfully and seamlessly completed during the quarter. We remain pleased with the stability of the core deposits and the quality of the acquired assets, and the benefits from this transaction are now beginning to show in our results.”

2009 Second Quarter Financial Highlights:

•	The company upheld its strong capital position with the bank’s total risk-based capital ratio at 11.54% and the company’s total risk-based capital ratio at 12.48% as of June 30, 2009;

•	Net loan charge-offs were nominal in spite of the difficult economy, totaling $430,000 for Q2 2009;

•	Q2 provision for loan losses totaled $1.1 million and exceeded net charge-offs by $680,000, boosting the allowance for loan losses to 1.27% of total loans;

•

Nonaccrual loans and loans past due 90 days and accruing rose to $27.3 million, reflecting the addition of the previously announced $22.5 million real estate construction loan; no charge-off was necessary;

•

Loans increased to $940.2 million from $897.7 million at March 31, 2009; the increase in the second quarter includes the reclassification of $31.3 million of loans held-for-sale at March 31, 2009 to the loan portfolio at June 30, 2009;

•	Total deposits of $1.10 billion at the close of Q2 2009 underscore the stability of core deposits assumed in the 1st Centennial transaction in January 2009;

•	Net interest margin expanded 15 basis points to 3.75% for Q2 2009 from 3.60% for Q1 2009;

•

Q2 results include the following three items: (1) a $565,000 other-than-temporary impairment of one security; (2) an FDIC special insurance assessment of $675,000; and (3) a $709,000 market loss on loans held-for-sale.

Asset Quality

Nonaccrual loans at June 30, 2009 totaled $27.0 million, compared with $8.4 million as of March 31, 2009. The change is predominantly attributed to two items previously reported. One loan with a balance of $22.5 million migrated to nonaccrual status during the current second quarter. This is the largest loan in the company’s real estate construction portfolio, is a completed project and no charge-off was necessary. Secondly, the company

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foreclosed on a property that served as collateral for a $5.7 million nonaccrual loan and moved it to other real estate owned status. As a result, total foreclosed property at the close of the 2009 second quarter increased to $6.8 million from $1.1 million at March 31, 2009.

Nonaccrual loans and loans past due 90 days and accruing were $27.3 million as of June 30, 2009, compared with $8.4 million as of March 31, 2009. These non-performing loans, as a percentage of total loans, were 2.9% at the close of the second quarter and 0.9% at the close of the first quarter.

Conservative underwriting and proactive resolution of potential problem credits contributed to another quarter of nominal losses, with net loan charge-offs totaling $430,000 for the 2009 second quarter. The company’s 2009 second quarter provision for loan losses of $1.1 million exceeded net charge-offs by $680,000. This increased the allowance for loan losses as a percentage of total loans to 1.27% at June 30, 2009 from 1.26% at March 31, 2009.

Results of Operations

Net interest income before provision for loan losses increased 15.1% to $11.9 million for the 2009 second quarter from $10.3 million in the prior-year period. The company said the increase primarily reflects the benefits from its 1st Centennial transaction effected in January 2009. The addition of $100.0 million of 1st Centennial’s loans to the company’s portfolio during February 2009 contributed to increased levels of interest income on loans in the 2009 second quarter. Given the stability of the $270 million in core deposits assumed in the transaction, First California was able to reduce its borrowings, which resulted in lower levels of interest expense in the 2009 second quarter versus the prior-year period.

Net interest margin for the 2009 second quarter expanded 15 basis points to 3.75% from the immediately preceding quarter, but was lower when compared with 4.17% in the prior-year period primarily due to the significant reductions in the Federal Funds Rate versus a year ago. Year-over-year asset yields were also negatively impacted by the increase in nonaccrual loans and a higher percentage of earning assets in lower-yielding federal funds sold. However, these were partially offset by the decrease in rates paid on interest-bearing liabilities as time deposits and borrowings repriced to current, lower rates. The cost of interest-bearing liabilities was 2.09% for the 2009 second quarter, compared with 2.29% for the preceding quarter and 2.74% a year ago.

In addition to higher interest income and lower interest expense, the expansion of the deposit customer base from the 1st Centennial transaction contributed to an increase in service charges on deposit accounts in the first half of 2009 compared with the first half of 2008. However, the lag between the costs of the transaction and the full deployment of the newly acquired liquid assets affected profitability levels for the 2009 three- and six-month periods. The company attributed approximately $250,000 and $723,000 of the increase in operating expenses for the second quarter and first half of the year, respectively, to integration-related matters.

The company’s 2009 second quarter efficiency ratio was also adversely impacted by a number of other factors. The regular FDIC insurance assessment increased to $550,000 for the second quarter from $196,000 for the first quarter due to increased rates and higher deposit levels and there was a special insurance assessment of $675,000 for the second quarter. The company incurred $249,000 of expenses during the 2009 second quarter in connection with the foreclosure and sale of other real estate owned. During the 2009 second quarter, the company posted a market loss of $709,000 on loans held-for-sale and an impairment loss of $565,000 on one security. All of these expenses more than offset securities gains of $2.0 million during the quarter. The

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efficiency ratio for the current second quarter was 98.60%, compared with 87.30% for the preceding first quarter and 76.52% in the year-ago second quarter.

Net income for the 2009 second quarter was $217,000, compared with $1.3 million for the year-ago second quarter. After a dividend payment of $313,000 to the U.S. Treasury Department, the company incurred a loss per common share of $0.01. In the 2008 second quarter, earnings per diluted share equaled $0.11.

Loans at June 30, 2009 totaled $940.2 million, up 19.3% from $787.9 million at year-end 2008, largely reflecting the addition of selected 1st Centennial loans, as well as the reclassification of loans held-for-sale to the loan portfolio. Deposits as of June 30, 2009 totaled $1.09 billion, compared with $817.6 million as of December 31, 2008. The sharp increase is predominantly attributed to the addition and retention of approximately $270 million in non-brokered deposits from the 1st Centennial Bank transaction. Total assets at June 30, 2009 equaled $1.45 billion, compared with $1.18 billion at December 31, 2008.

Liquidity and Capital Resources

First California’s primary source of funds continues to be core deposits. The bank also has access to alternate funding sources that are available typically at a lower cost than current market prices on time deposits. Accordingly, First California continued to utilize strategic levels of brokered deposits, FHLB borrowings and State of California time deposits during the second quarter. Given this strong liquidity position and the growth in relationship banking deposits, brokered deposits decreased to $60.3 million at June 30, 2009, compared with $98.2 million at December 31, 2008. Deposits, excluding brokered deposits and the initial impact of the 1st Centennial transaction, increased $47.1 million year-to-date. The shift in the mix of funding liabilities and the repricing of liabilities to current market rates during the quarter contributed to a reduction in the cost of interest-bearing deposits to 1.61% for the second quarter of 2009 from 1.78% for the preceding 2009 first quarter.

At June 30, 2009, First California had available total unsecured Federal Funds facilities with other financial institutions of $31.0 million. In addition, the bank has a $13.7 million secured borrowing facility with the Federal Reserve Bank of San Francisco. Also, the unused and available borrowing capacity on the bank’s secured FHLB borrowing facility was in excess of $163 million at June 30, 2009.

At June 30, 2009, First California had $96.4 million of Federal Funds sold and $245.9 million of securities. The securities portfolio is comprised mainly of U.S. government agency mortgage-backed securities, U.S. government agency and private-label collateralized mortgage obligations and municipal securities. During the current second quarter, the company posted an other-than-temporary impairment charge of $565,000 related to one private-label collateralized mortgage obligation.

Total shareholders’ equity rose to $159.1 million at June 30, 2009 from $158.9 million at December 31, 2008. The company’s net book value per common share was $11.62 at June 30, 2009, compared with $11.65 at year-end 2008. Tangible book value per common share was $5.33 at June 30, 2009, compared with $6.54 at December 31, 2008. The decline is attributed to a higher number of outstanding common shares versus the year-end count and an increase in intangible assets as a result of the 1st Centennial transaction.

First California’s total risk-based and leverage capital ratios at June 30, 2009 were 12.48% and 8.96%, respectively. First California’s tangible common equity as a percentage of total assets declined to 4.28% as of June 30, 2009 from 6.34% as of year-end 2008, primarily due to the increase in intangible assets as a result of the 1st Centennial transaction.

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Kum concluded: “We believe the actions taken year-to-date have significantly enhanced the value of the First California Bank franchise for our customers and shareholders. We have an expanded regional base from which to gain market share and extend our leadership in Southern California banking. We boosted our reserves significantly while maintaining one of the lowest loan loss levels amongst our peers. Combined with our conservative underwriting, proactive management philosophy and commitment to maintaining a strong balance sheet, we are confident that First California Bank will endure this economic cycle and stay well positioned to capitalize on the opportunities ahead.”

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is the holding company of First California Bank. Celebrating 30 years of business in 2009, First California is a regional force of strength and stability in Southern California banking. With assets of $1.45 billion and led by an experienced team of bankers, the company is one of the strongest capitalized financial institutions in the region. The bank specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies. Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 18 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties. The holding company’s Web site can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California Bank’s asset quality and capital position, the successful integration of the 1st Centennial Bank acquisition, the company’s ability to enhance efficiencies and manage costs and the expected continued progress in consolidating operations and the benefits of those activities, the monitoring of and management of risks in First California Bank’s loan portfolio, the adequacy of sources of liquidity to support First California’s and First California Bank’s operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by First California and First California Bank. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business are less favorable than expected, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California and First California Bank to retain customers, demographic changes, demand for the products or services of First California and First California Bank, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to

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read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

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(Financial Tables Follow)

First California Financial Group

Unaudited Quarterly Financial Results

(in thousands except for share data and ratios) As of or for the quarter ended	30-Jun-09	31-Mar-09	31-Dec-08	30-Sep-08	30-Jun-08
Income statement summary
Net interest income	$11,897	$10,670	$9,836	$10,348	$10,335
Service charges, fees & other income	1,260	1,235	1,146	1,043	903
Loan commissions & sales	44	9	69	143	185
Operating expenses	10,826	10,401	9,370	8,041	8,460
Provision for loan losses	1,110	5,069	200	300	200
Foreclosed property loss & expense	249	—	28	—	—
Amortization of intangible assets	417	376	298	298	297
Gain (loss) on securities transactions	2,000	671	(9)	(13)	—
Impairment loss on securities	565	—	—	—	—
Market loss on loans held-for-sale	709	—	—	—	—
FDIC special assessment	675	—	—	—	—
Gain (loss) on derivatives	—	—	186	(1)	(367)

Income (loss) before tax	650	(3,261)	1,332	2,881	2,099
Tax expense (benefit)	433	(1,383)	200	1,120	815

Net income (loss)	$217	$(1,878)	$1,132	$1,761	$1,284

Balance sheet data
Total assets	$1,448,456	$1,458,841	$1,183,401	$1,125,294	$1,125,096
Shareholders' equity	159,116	158,181	158,923	136,680	136,229
Common shareholders' equity	135,174	134,355	133,553	135,680	135,229
Earning assets	1,282,497	1,285,060	1,057,198	994,212	991,740
Loans	940,209	897,723	787,920	783,496	773,544
Loans—held for sale	—	31,309	31,401	—	—
Securities	245,858	271,743	202,462	209,736	217,896
Federal funds sold & other	96,430	84,285	35,415	980	300
Interest-bearing funds	987,048	1,005,012	822,285	784,452	790,202
Interest-bearing deposits	804,071	815,799	628,584	563,244	566,664
Borrowings	156,250	162,500	167,000	194,520	196,863
Junior subordinated debt	26,727	26,713	26,701	26,688	26,675
Goodwill and other intangibles	73,134	73,545	58,551	58,848	59,146
Deposits	1,096,679	1,103,578	817,595	757,765	754,115

Asset quality data & ratios
Loans past due 30 to 89 days & accruing	$8,203	$6,395	$2,644	$6,560	$1,502
Loans past due 90 days & accruing	299	65	429	947	1,081
Nonaccruing loans	26,957	8,380	8,475	8,636	6,627

Total past due & nonaccrual loans	$35,459	$14,840	$11,548	$16,143	$9,210

Repossessed personal property	$61	$76	$107	$154	$154
Other real estate owned	6,767	993	220	120	—

Total foreclosed property	$6,828	$1,069	$327	$274	$154

Net loan charge-offs	$430	$1,842	$151	$194	$15
Allowance for loan losses	$11,955	$11,275	$8,048	$7,999	$7,894
Allowance for loan losses to loans	1.27%	1.26%	1.02%	1.02%	1.02%

Common shareholder data
Basic earnings (loss) per common share	$(0.01)	$(0.18)	$0.10	$0.15	$0.11
Diluted earnings (loss) per common share	$(0.01)	$(0.18)	$0.10	$0.15	$0.11
Book value per common share	$11.62	$11.55	$11.65	$11.84	$11.78
Tangible book value per common share	$5.33	$5.23	$6.54	$6.71	$6.62
Shares outstanding	11,633,289	11,633,289	11,462,964	11,456,464	11,477,086
Basic weighted average shares	11,633,289	11,527,629	11,436,152	11,466,375	11,480,271
Diluted weighted average shares	11,976,738	11,813,629	11,727,614	11,744,823	11,756,817

Selected ratios
Return on average assets	0.03%	-0.55%	0.39%	0.63%	0.46%
Return on average equity	0.28%	-4.76%	3.22%	5.14%	3.72%
Equity to assets	10.99%	10.84%	13.43%	12.15%	12.11%
Tangible equity to tangible assets	6.25%	6.11%	8.92%	7.29%	7.23%
Tangible common equity to tangible assets	4.51%	4.39%	6.67%	7.20%	7.14%
Efficiency ratio	98.60%	87.30%	83.63%	69.72%	76.52%
Net interest margin (tax equivalent)	3.75%	3.60%	3.90%	4.17%	4.17%
Total risk-based capital ratio:
First California Bank	11.54%	11.56%	12.27%	12.89%	12.59%
First California Financial Group, Inc.	12.48%	12.73%	16.62%	14.01%	13.81%

First California Financial Group

Unaudited Quarterly Financial Results

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
(in thousands, except per share data)
Interest income:
Interest and fees on loans	$13,386	$12,894	$25,813	$26,717
Interest on securities	3,431	2,887	7,028	5,957
Interest on federal funds sold and interest bearing deposits	235	2	290	14

Total interest income	17,052	15,783	33,131	32,688

Interest expense:
Interest on deposits	3,214	3,166	6,581	7,415
Interest on borrowings	1,502	1,844	3,057	3,798
Interest on junior subordinated debentures	439	438	926	877

Total interest expense	5,155	5,448	10,564	12,090

Net interest income before provision for loan losses	11,897	10,335	22,567	20,598
Provision for loan losses	1,110	200	6,179	650

Net interest income after provision for loan losses	10,787	10,135	16,388	19,948

Noninterest income:
Service charges on deposit accounts	1,038	639	2,088	1,156
Loan sales and commissions	44	185	53	239
Net gain on sale of securities	2,000	—	2,671	—
Impairment loss on securities	(565)	—	(565)	—
Net gain (loss) on derivatives	—	(367)	—	858
Other income	222	357	407	719

Total noninterest income	2,739	814	4,654	2,972

Noninterest expense:
Salaries and employee benefits	5,363	4,780	11,021	9,347
Premises and equipment	1,780	1,077	3,313	2,205
Data processing	479	328	950	715
Legal, audit and other professional services	597	500	1,217	857
Printing, stationary and supplies	211	181	403	332
Telephone	264	198	527	337
Directors’ fees	141	115	256	211
Advertising, marketing and business development	443	347	899	653
Postage	96	53	151	115
Insurance and assessments	1,346	270	1,655	568
Loss on and expense of foreclosed property	249	—	249	—
Amortization of intangible assets	417	298	793	599
Market loss on loans held-for-sale	709	—	709	—
Other expenses	781	703	1,510	1,286
Total noninterest expense	12,876	8,850	23,653	17,225

Income (loss) before provision for income taxes	650	2,099	(2,611)	5,695
Provision (benefit) for income taxes	433	815	(950)	2,222

Net income (loss)	$217	$1,284	$(1,661)	$3,473

Earnings (loss) per common share:
Basic	$(0.01)	$0.11	$(0.19)	$0.30
Diluted	$(0.01)	$0.11	$(0.19)	$0.30

First California Financial Group

Unaudited Quarterly Financial Results

(in thousands)	June 30, 2009	December 31, 2008

Cash and due from banks	$37,535	$13,712
Federal funds sold	96,430	35,415
Securities available-for-sale, at fair value	245,858	202,462
Loans held for sale	—	31,401
Loans, net	928,254	780,373
Premises and equipment, net	20,994	20,693
Goodwill	60,720	50,098
Other intangibles, net	12,414	8,452
Deferred tax assets, net	3,008	2,572
Cash surrender value of life insurance	11,571	11,355
Foreclosed property	6,828	327
Accrued interest receivable and other assets	24,844	21,185

Total assets	$1,448,456	$1,178,045

Non-interest checking	$292,608	$189,011
Interest checking	74,064	22,577
Money market and savings	269,232	198,606
Certificates of deposit, under $100,000	171,379	191,888
Certificates of deposit, $100,000 and over	289,396	215,513

Total deposits	1,096,679	817,595

Securities sold under agreements to repurchase	45,000	45,000
Federal Home Loan Bank advances	111,250	122,000
Junior subordinated debentures	26,727	26,701
Accrued interest payable and other liabilities	9,684	7,826

Total liabilities	1,289,340	1,019,122

Total shareholders’ equity	159,116	158,923

Total liabilities and shareholders’ equity	$1,448,456	$1,178,045